Exhibit 10.2

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between:

Merrill Lynch Commercial Finance Corp., as Buyer

and

MortgageIT, Inc., as Seller

Dated as of June 20, 2003

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EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans

SCHEDULE 2	Existing Indebtedness

EXHIBIT I	Form of Confirmation Letter

EXHIBIT II	Form of Opinion Letter

EXHIBIT III	UCC Filing Jurisdiction

EXHIBIT IV	Form of Account Agreement

EXHIBIT V	Mortgage Loan Schedule Fields

EXHIBIT VI	Mortgage File Documents

EXHIBIT VII	RESERVED

EXHIBIT VIII	Seller’s Officer’s Certificate

EXHIBIT IX	Form of Servicer Notice

EXHIBIT X	Authorized Representatives

EXHIBIT XI	Responsible Officers

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of June 20, 2003, between MortgageIT, Inc., a New York corporation (the “Seller”) and MERRILL LYNCH COMMERCIAL FINANCE CORP., a New York corporation (the “Buyer”).

SECTION 1.                            APPLICABILITY

From time to time the parties hereto shall enter into transactions in which the Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Seller such Mortgage Loans at a date certain not later than the date 364 days after the related Purchase Date, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing. This Repurchase Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement.

SECTION 2.                            DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Account Agreement” shall mean a letter agreement between the Seller, the Buyer, and a depository institution acceptable to Buyer in its sole discretion substantially in the form of Exhibit IV attached hereto.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Seller to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Mortgage Loan” shall mean a Mortgage Loan that has been subject to a Transaction hereunder for period of greater than 120 days but no longer than 180 days.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agency Takeout Commitment” shall mean a commitment by an Agency to purchase the Mortgage Loan under any of its cash purchase programs.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” shall mean with respect to each Eligible Mortgage Loan, the applicable Purchase Price Percentage for the related Purchased Mortgage Loan multiplied by the lesser of (a) the Market Value of such Mortgage Loan and (b) the outstanding principal balance of such Mortgage Loan.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of the Seller listed on Exhibit X hereto, as such Exhibit X may be amended from time to time by Seller providing written notice to the Buyer.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean Merrill Lynch Commercial Finance Corp, and its successors in interest and assigns.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(A) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(B) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50.1% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of the Seller immediately prior to such merger, consolidation or other reorganization.

“Closed End Second Lien Mortgage Loan” shall mean a closed end, Second Lien Mortgage Loan that (i) qualifies under the “CAL-Rural” or “PERS” loan programs or which is otherwise underwritten in accordance with the Underwriting Guidelines and (ii) is eligible for sale by the Seller in a securitization transaction or to a Takeout Investor.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by a financial institution acceptable to Buyer subject to an Account Agreement, into which all Income shall be deposited after the occurrence of an Event of Default.

“Combined Loan to Value Ratio or CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of (a) the original principal balance of such Mortgage Loan or, with respect to the HELOCs, the original Credit Limit and (b) the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraisal Value of the Mortgaged Property as of the origination date.

“Committed Mortgage Loan” shall mean a Mortgage Loan which is the subject of a Takeout Commitment with a Takeout Investor.

“Confirmation” shall mean a Confirmation Letter in the form of Exhibit I hereto.

“Conforming Mortgage Loan” shall mean a first lien Mortgage Loan that (i) conforms to the requirements of an Agency for securitization or cash purchase and (ii) is subject to an Agency Commitment or a Takeout Commitment, including, without limitation, conventional Mortgage Loans, FHA Loans and VA Loans.

“Credit Limit” shall mean, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement.

“Credit Line Agreement” shall mean, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related mortgagor and any amendment or modification thereof.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or any successor thereto under the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for 30 days or more from the original Due Date for such Monthly Payment.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, its successor or assigns.

“Disbursement Agreement” shall mean that certain Disbursement Agreement by and between the Disbursement Agent and the Buyer, dated as of June 20, 2003, setting forth the terms pursuant to which the Disbursement Agent shall disburse funds related to Wet-Ink Mortgage Loans.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Draw” shall mean, with respect to each HELOC, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 27 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“EC Mortgage Loan” shall mean a first lien Mortgage Loan that (i) is a prime quality Mortgage Loan underwritten in conformity to the Underwriting Guidelines for EC Mortgage Loans and (ii) is eligible for sale to a Takeout Investor or for securitization.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP, Inc., to the extent applicable.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which (i) complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement and (ii) is a Conforming Mortgage Loan, a Jumbo Mortgage Loan, a Super Jumbo Mortgage Loan, a HELOC, an EC Mortgage Loan or a Closed End Second Lien Mortgage Loan.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Event of Insolvency” shall mean, for any Person:

(a) that such Person or any Material Subsidiary shall discontinue or abandon operation of its business; or

(b)  that such Person or any Material Subsidiary shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Material Subsidiary, or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

(d)  the commencement by such Person or any Material Subsidiary of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect,

or such Person’s or any Material Subsidiary’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or such Material Subsidiary, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person or any Material Subsidiary shall become insolvent; or

(f) if such Person or any Material Subsidiary is a corporation, such Person or any Material Subsidiary shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Event of Termination” shall, with respect to the Seller, mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of the Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by the Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by the Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for the Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Expenses” shall mean all present and future reasonable expenses incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which reasonable expenses shall include the cost of title, lien, judgment and other record searches; reasonable attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Fannie Mae”  shall mean Fannie Mae, or any successor thereto.

“Financial Statements” shall mean the consolidated financial statements of the Seller prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by BDO Seidman LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” shall mean a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” shall mean, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto.

“Governmental Authority” shall mean the government of the United States of America or of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“HELOC” shall mean a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a first or second lien on the related Mortgaged Property, which lien secures the related Credit Line Agreement, and which is underwritten in conformity with the Underwriting Guidelines.

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of the Buyer, and acceptable to the Buyer.

“Jumbo Mortgage Loan” shall mean a first lien Mortgage Loan with a principal balance of not more than $1,000,000 that (i) except with respect to the original principal balance thereof, conforms to the requirements for securitization or cash purchase by an Agency or is eligible for pool insurance by an insurer acceptable to the Buyer, and (ii) that either (a) is eligible to be sold or securitized by the Seller or (b) is eligible for sale to a Takeout Investor pursuant to a Takeout Commitment.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“Law” shall mean, any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LIBOR Period” shall mean, with respect to each Payment Date, the period from and including the immediately preceding Payment Date (or, with respect to the first LIBOR Period for each Transaction, from and including the related Purchase Date) to but excluding such Payment Date, unless otherwise agreed to by the Buyer and the Seller and set forth in the related Confirmation.

“LIBOR Period Commencement Date” shall mean (a) with respect to the initial LIBOR Period with respect to a Transaction, the Purchase Date, and (b) with respect to each succeeding LIBOR Period with respect to a Transaction, the Payment Date, or if the LIBOR Period is other than one month, the last day of the immediately preceding LIBOR Period.

“LIBOR Rate” shall mean, with respect to each day during the applicable LIBOR Period, the rate per annum equal to the one month British Bankers Association Rate as reported on the display designated as “BBAM” “Page DG8 4a” on Bloomberg (or such other display as may replace “BBAM” “Page DG8 4a on Bloomberg), as of 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of such LIBOR Period, and if such rate shall not be so quoted, or if the related LIBOR Period shall be less than one month, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of the such LIBOR Period, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month or such other period as agreed upon in writing by the Buyer and the Seller and in an amount comparable to the amount of the Transactions outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan to Value Ratio” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgage Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole good-faith discretion.  Without limiting the generality of the foregoing, the Seller acknowledges that the Market Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:

(a)                                  such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

(b)                                 the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of 10 Business Days;

(c)                                  the Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the related Mortgage File has not been received and certified by the Custodian by the seventh Business Day following the related Purchase Date;

(d)                                 such Purchased Mortgage Loan is a Delinquent Mortgage Loan;

(e)                                  such Purchased Mortgage Loan is rejected by the related Takeout Investor;

(f)                                    such Purchased Mortgage Loan has been subject to a Transaction hereunder for period of greater than 120 days, unless such Purchased Mortgage Loan is an Aged Mortgage Loan;

(g)                                 a First Payment Default occurs with respect to such Purchased Mortgage Loan;

(h)                                 the Buyer has determined in its sole good-faith discretion that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry with respect to substantially similar Mortgage Loans;

(i)                                     such Purchased Mortgage Loan contains a material breach of a representation or warranty made by the Seller in this Repurchase Agreement or the Custodial Agreement;

(j)                                     when the Purchase Price for such Purchased Mortgage Loan is added to the aggregate Purchase Price of other Purchased Mortgage Loans, the aggregate Purchase Price of all Aged Mortgage Loans exceeds $10,000,000;

(k)                                  when the Purchase Price for such Purchased Mortgage Loan is added to the aggregate Purchase Price of other Purchased Mortgage Loans, the aggregate Purchase Price of all HELOCs exceeds $15,000,000;

(l)                                     when the Purchase Price for such Purchased Mortgage Loan is added to the aggregate Purchase Price of other Purchased Mortgage Loans, the aggregate Purchase Price of all Closed End Second Lien Mortgage Loans exceeds $2,000,000;

(m)                               when the Purchase Price for such Purchased Mortgage Loan is added to the aggregate Purchase Price of other Purchased Mortgage Loans, the aggregate Purchase Price of all Super Jumbo Mortgage Loans exceeds $15,000,000;

(n)                                 when the Purchase Price for such Purchased Mortgage Loan is added to the aggregate Purchase Price of other Purchased Mortgage Loans, the aggregate Purchase Price of all EC Mortgage Loans exceeds 5% of the aggregate Purchase Price of all Purchased Mortgage Loans;

(o)                                 when the Purchase Price for such Purchased Mortgage Loan is added to the aggregate Purchase Price of other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans exceeds (i) with respect to the first five (5) Business Days of a month and the last five (5) Business Days of a month, $50,000,000 or (ii) with respect to all other times, $30,000,000.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of the Seller or any Material Subsidiary, (b) the ability of the Seller or any Material Subsidiary to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer or any Affiliate under any of the Repurchase Documents or (e) the Market Value of the Purchased Mortgage Loans.

“Material Subsidiary” shall mean any Subsidiary of the Seller which accounts for more than 15% of the Seller’s net income.

“Maximum Purchase Price” shall mean $200,000,000.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien or second lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit VI hereto.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan or HELOC evidenced by a Mortgage Note or Credit Line Agreement, as applicable, and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) contains any term or condition, or involves any loan origination practice, that has been defined as “predatory”, “covered” or “threshold” under applicable federal, state or local law, or which has been expressly categorized as an “unfair” or “deceptive” term, condition, or practice in any applicable federal, state or local law dealing with “predatory” or “high cost” mortgage lending (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit V attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

“Mortgage Loan Schedule and Exception Report” shall have the meaning set forth in the applicable Custodial Agreement.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or a any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Obligations” shall mean (a) any amounts due and payable by the Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) all other obligations or amounts due and payable by the Seller to the Buyer or an Affiliate of Buyer under any other contract or agreement.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Payment Date” shall mean the first day of each month, or if such date is not a Business Day, the Business Day immediately preceding the first day of the month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5(a).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall mean a rate equal to the sum of (a) the Pricing Rate plus (b) [*] percent ([*]%).

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual

* Confidential portions omitted and filed separately with the Commission number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

“Pricing Spread” shall mean:

(a) with respect to Transactions the subject of which are Conforming Mortgage Loans that are not Wet-Ink Mortgage Loans, [*]%;

(b) with respect to Transactions the subject of which are Jumbo Mortgage Loans that are not Wet-Ink Mortgage Loans, [*]%;

(c) with respect to Transactions the subject of which are EC Mortgage Loans that are not Wet-Ink Mortgage Loans, [*]%;

(d) with respect to Transactions the subject of which are Mortgage Loans that are HELOCs that are not Wet-Ink Mortgage Loans, [*]%;

(e) with respect to Transactions the subject of which are Mortgage Loans that are Super Jumbo Mortgage Loans that are not Wet-Ink Mortgage Loans, [*]%;

(f) with respect to Transactions the subject of which are Mortgage Loans that are Closed End Second Lien Mortgage Loans that are not Wet-Ink Mortgage Loans, [*]%;

(g) with respect to Transactions the subject of which are Mortgage Loans that are EC Mortgage Loans that are Wet-Ink Mortgage Loans, [*]%;

(h) with respect to Transactions the subject of which are Mortgage Loans that are Conforming Mortgage Loans that are Wet-Ink Mortgage Loans, [*]%;

(i) with respect to Transactions the subject of which are Mortgage Loans that are Jumbo Mortgage Loans that are Wet-Ink Mortgage Loans, [*]%;

(j) with respect to Transactions the subject of which are Mortgage Loans which are HELOCs that are Wet-Ink Mortgage Loans, [*]%;

(k) with respect to Transactions the subject of which are Mortgage Loans which are Super Jumbo Mortgage Loans that are Wet-Ink Mortgage Loans, [*]%;

(l) with respect to Transactions the subject of which are Mortgage Loans which are Closed End Second Lien Mortgage Loans that are Wet-Ink Mortgage Loans, [*]%; or

(m) with respect to Transactions the subject of which are Mortgage Loans which are Aged Mortgage Loans, [*]%.

* Confidential portions omitted and filed separately with the Commission

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by Seller to the Buyer or its designee.

“Purchase Price” shall mean,

(a) on the Purchase Date, the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer which shall equal the applicable Purchase Price Percentage multiplied by the lesser of (i) the Market Value of such Mortgage Loan on the Purchase Date and (ii) the outstanding principal balance of the Mortgage Loan; and

(b) thereafter, except where Buyer and Seller mutually agree in writing to the contrary, such Purchase Price decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5 or applied to reduce Seller’s obligations under Section 4(b) hereof.

“Purchase Price Percentage” shall mean:

(a)  with respect to each Mortgage Loan which is a Conforming Mortgage Loan that is not a Wet-Ink Mortgage Loan, [*]%;

(b) with respect to each Mortgage Loan which is a Jumbo Mortgage Loan that is not a Wet-Ink Mortgage Loan, [*]%;

(c) with respect to each Mortgage Loan which is an EC Mortgage Loan that is not a Wet-Ink Mortgage Loan, [*]%;

(d) with respect to each Mortgage Loan which is a Conforming Mortgage Loan that is a Wet-Ink Mortgage Loan, [*]%;

(e) with respect to each Mortgage Loan which is a Jumbo Mortgage Loan that is a Wet-Ink Mortgage Loan, [*]%;

(f) with respect to each Mortgage Loan which is an EC Mortgage Loan that is a Wet-Ink Mortgage Loan, [*]%;

(g) with respect to each Mortgage Loan which is a Super Jumbo Mortgage Loan that is not a Wet-Ink Mortgage Loan, [*]%;

(h) with respect to each Mortgage Loan which is a HELOC, [*]%;

(i) with respect to each Mortgage Loan which is a Closed End Second Lien Mortgage Loan, [*]%;

(j) with respect to each Mortgage Loan which is an Aged Mortgage Loan, [*]%; and

* Confidential portions omitted and filed separately with the Commission

(k) with respect to each Mortgage Loan which is a Super Jumbo Mortgage Loan that is a Wet-Ink Mortgage Loan, [*]%.

“Purchased Mortgage Loan Report” shall mean a report, delivered with each Transaction Request, on Friday of each week (or if such date is not a Business Day, the next preceding Business Day), or upon the request of the Buyer, including a Mortgage Loan Schedule in the form of Exhibit V hereto, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable).

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by the Seller to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Confirmation and a Trust Receipt.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.  § 2615.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer and the Seller, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which the Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer as specified in the related Confirmation, or if not so specified in the related Confirmation on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14, or the date identified to Buyer by the Seller as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

* Confidential portions omitted and filed separately with the Commission

“Repurchase Documents” shall mean this Repurchase Agreement, the Custodial Agreement, the Electronic Tracking Agreement, if applicable, a Servicer Notice, if any, the Disbursement Agreement and the Account Agreement.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by- laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean an officer of the Seller listed on Exhibit XI hereto, as such Exhibit XI may be amended from time to time by Seller providing written notice to Buyer.

“Reset Date” shall mean the last day of the related LIBOR Period.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Second Lien Mortgage Loan” shall mean a Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Seller” shall mean MortgageIT, Inc. or any successor in interest thereto.

“Servicer” shall mean the Seller, or any successor or permitted assigns.

“Servicer Notice” shall mean the notice acknowledged by the Servicer substantially in the form of Exhibit IX hereto.

“Servicing Agreement” shall mean any servicing agreement entered into among a Seller and a Servicer, as the same may be amended from time to time.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Super Jumbo Mortgage Loan” shall mean a Jumbo Mortgage Loan with an unpaid principal balance in excess of $1,000,000 but not greater than $2,000,000, and which is subject to a Takeout Commitment from Merrill Lynch Credit Corp.

“Takeout Commitment” means a commitment of Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to Seller to effectuate the foregoing.

“Takeout Investor”  shall mean any institution which has made a Takeout Commitment and has been approved by Buyer, which approval shall not be unreasonably withheld or delayed.

“Tangible Net Worth” shall mean, for any Person, the Net Worth of such Person determined in accordance with GAAP minus all intangible assets, including goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, receivables from shareholders, Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall mean the date which is 364 days from the date hereof which shall be June 18, 2004

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Test Period” shall mean any period of three (3) consecutive months.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from the Seller to Buyer to enter into a Transaction.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement, and shall include any Wet-Ink Trust Receipt (as such term is defined in the Custodial Agreement).

“Underwriting Guidelines” shall mean the underwriting guidelines of the Seller which have been delivered to the Buyer on or prior to the Effective Date of this Repurchase Agreement, as such underwriting guidelines may be amended from time to time in conformity with the terms and conditions of this Repurchase Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” shall mean a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement, or a Mortgage Loan which is a vender loan sold by the VA.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Wet-Ink Funding Account” shall mean an account established in the name of the Seller, subject to the dominion and control of the Buyer, at the Disbursement Agent pursuant to the terms of the Disbursement Agreement.

“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan which any Seller is selling to Buyer simultaneously with the origination thereof and for which the Mortgage Loan Documents have not been delivered to the Custodian.

“Wiring Schedule” shall mean, for each Wet-Ink Mortgage Loan, a schedule setting forth the loan identification number, the loan amount to be funded by wire transfer and wiring directions for such Wet-Ink Mortgage Loan.

SECTION 3.                            INITIATION; TERMINATION

(a) Conditions Precedent to Initial Transaction.  Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i)                                   The following Repurchase Documents delivered to the Buyer:

(A) Repurchase Agreement.  This Repurchase Agreement, duly executed by the parties thereto;

(B) Custodial Agreement.  The Custodial Agreement, duly executed by the parties thereto;

(C) Account Agreement.  An Account Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer; and

(D) Electronic Tracking Agreement.  To the extent Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver.

(E) Disbursement Agreement.  A Disbursement Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer; and the establishment thereunder of all accounts, computer systems and agreements with the Disbursement Agent necessary for disbursing the Purchase Price related to Wet-Ink Mortgage Loans.

(ii)                                    Opinions of Counsel. An opinion or opinions of outside counsel to the Seller, substantially in the form of Exhibit II.

(iii)                                      Seller Organizational Documents.  A certificate of corporate existence of the Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of the Seller and of all corporate or other authority for the Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Seller from time to time in connection herewith.

(iv)                                    Security Interest.  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v)                                  Underwriting Guidelines.  A true and correct copy of the Underwriting Guidelines certified by an officer of the Seller.

(vi)                                    Insurance.  Evidence that Seller has added Buyer as an additional insured under the Seller’s E&O Insurance.

(vii)                                     Other Documents.  Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions.  Upon satisfaction of the conditions set forth in the Section 3(b), the Buyer may enter into a Transaction with Seller.  This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.  Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i)                                   Buyer shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

(ii)                                    No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(iii)                                      Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv)                                    After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price;

(v)                                  After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions;

(vi)                                    On or prior to 5:30 p.m. (New York Time) one (1) day prior to the related Purchase Date, the Seller shall have delivered to the Buyer (a) a Transaction Request, and (b) a Purchased Mortgage Loan Report;

(vii)                                     With respect to Transactions the subject of which are Wet-Ink Mortgage Loans:

(A) At least one Business Day prior to the related Purchase Date, the Buyer shall have received a Transaction Request;

(B) By 12:00 noon (New York time) on the related Purchase Date, the Custodian shall have received from the Buyer a schedule setting forth the mortgage loan identification number, the Mortgagor name and the outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by Buyer on such Purchase Date; and

(C) The Custodian and the Buyer shall have received a Wiring Schedule setting forth the disbursement amount and wiring instructions for each Wet-Ink Mortgage Loan.

(viii)                                       The Seller shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer and (B) with respect to each Wet-Ink Mortgage Loan, by no later than 5:00 p.m. (New York Time) on the seventh Business Day following the applicable Purchase Date, Seller shall deliver the Mortgage File to the Custodian;

(ix)                                      The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 15(b) and 27 which amounts, at the Buyer’s option, may be withheld from the proceeds remitted by Buyer to the Seller pursuant to any Transaction hereunder;

(x)                                    None of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement; or

(xi)                                      Each Transaction Request delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 3(b) (other than clause (x) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

(c) Initiation; Confirmation.

(i)                                   The Seller shall deliver a Transaction Request to the Buyer on or prior to 5:30 p.m. on the date one (1) Business Day prior to entering into any Transaction.  Such Transaction Request shall include a Mortgage Loan Schedule with respect to the Mortgage Loans to be sold in such requested Transaction.  Following receipt of such request, Buyer may agree to enter into such requested Transaction or shall notify Seller of its intention not to enter into such Transaction within one (1) Business Day of the receipt of any Transaction Request.  Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the Seller promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a “Confirmation”).  Such Confirmation shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, (F) LIBOR Period and (G) additional terms or conditions not inconsistent with this Repurchase Agreement.

(ii)                                    The Repurchase Date for each Transaction shall not be later than the date which is 364 days after the related Purchase Date.  The LIBOR Period for each Transaction shall be one month, unless agreed to in writing by the Buyer.

(iii)                                      Each Confirmation, together with this Repurchase Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the Seller no more than two (2) Business Days after the date the Confirmation was received by the Seller or unless a corrected Confirmation is sent by Buyer.  An objection sent by Seller must state specifically that writing which is an objection, must specify the provision(s) being objected to by the Seller, must set forth such provision(s) in the manner that the Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by the Seller.

(iv)                                    Subject to the terms and conditions of this Repurchase Agreement, during such period the Seller may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(v)                                  In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

(vi)                                    No later than 3 p.m., New York City time, on the Business Day prior to the requested Purchase Date, the Seller shall deliver to the Custodian the Mortgage Loan File pertaining to each Eligible Mortgage Loan (other than a Wet-Ink Mortgage Loan) to be purchased by the Buyer.

(vii)                                     With respect to Transactions the subject of which are Wet-Ink Mortgage Loans:

(A) No later than 5:30 p.m. (New York time) on the Business Day prior to the related Purchase Date, the Buyer shall have received a report detailing the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by the Buyer on such Purchase Date and the Estimated Purchase Price;

(B) On or before the Purchase Date, the Buyer shall have received (a) a schedule setting forth the mortgage loan identification number, the Mortgagor name and the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by Buyer on such Purchase Date, and (b) an updated report setting forth the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be purchased by the Buyer on such Purchase Date and the amount of the Actual Purchase Price.  On the Purchase Date, the Buyer shall remit the amount of the Estimated Purchase Price directly to the Wet-Ink Funding Account to be disbursed by the Disbursement Agent in accordance with the Disbursement Agreement;

(C) With respect to Wet-Ink Mortgage Loans which are being purchased in whole or in part by means of wire transfer, on or prior to the related Purchase Date, the Custodian shall have received the Wiring Schedule related to such Wet-Ink Mortgage Loans.  Upon receipt by the Buyer of the Wiring Schedule, the Buyer shall forward the Wiring Schedule and direct the Disbursement Agent to wire the related funding amount to each Mortgagor from the Wet-Ink Funding Account.

(D) Notwithstanding the foregoing, the full amount of the Estimated Purchase Price shall be deemed to have been made on the Purchase Date for all purposes hereunder.

(E) Upon receipt of the final Wiring Schedule with respect to any Purchase Date, the Buyer shall determine the amount, if any, by which the Estimated Purchase Price deposited in the Wet-Ink Funding Account exceeds the Actual Purchase Price (such amount, the “Overestimate Amount”).  The Buyer shall cause the Disbursement Agent to promptly wire such Overestimate Amount directly to the Buyer as a prepayment of the Transaction made on such Purchase Date.

(viii)                                       Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Seller by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d) Repurchase

(i)                                   The Seller may repurchase Purchased Mortgage Loans without penalty or premium on any date.  The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d).  If the Seller intends to make such a repurchase, the Seller shall give prior written notice thereof by 10:00 a.m. on the same Business Day to the Buyer, designating the Purchased Mortgage Loans to be repurchased.  If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii)                                    On the Repurchase Date, termination of the Transaction will be effected by reassignment to the Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer.  The Seller is obligated to obtain the Mortgage Files from Buyer or its designee at the Seller’s expense on the Repurchase Date.

SECTION 4.                            MARGIN AMOUNT MAINTENANCE

(a) The Buyer shall determine the Asset Value of the Purchased Mortgage Loans on a weekly basis, or at such intervals as determined by the Buyer in its sole good faith discretion.

(b) If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Repurchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole good faith discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Repurchase Price for all Transactions. If Buyer delivers a Margin Call to the Seller on or prior to 5 p.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5 p.m. (New York City time) on the subsequent Business Day.

(c) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d) Any cash transferred to the Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions.

SECTION 5.                            INCOME PAYMENTS

(a) Notwithstanding that Buyer and the Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Seller to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date, as invoiced by the Buyer on the related Payment Date.  The Seller shall initiate wire payment of the Periodic Advance Repurchase Payment within two (2) hours of receipt of such invoice on the related Payment Date.  If the Seller fails to make all or part of the Periodic Advance Repurchase Payment in accordance with the previous sentence, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b) The Seller shall hold for the benefit of, and in trust for, Buyer all income, including without limitation all Income received by or on behalf of the Seller with respect to such Purchased Mortgage Loans.  All Income shall be held in trust for Buyer, shall constitute the property of Buyer.  With respect to each Payment Date, the Seller shall remit all Income as follows:

(i)                                   first, to the payment of all costs and fees payable by the Seller pursuant to this Repurchase Agreement;

(ii)                                    second, to the Buyer in payment of any accrued and unpaid Price Differential; and

(iii)                                      third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit.

(c) After the occurrence of an Event of Default, the Seller shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with a financial institution acceptable to Buyer and subject to the Account Agreement.  All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller or any Affiliate of the Seller except as expressly permitted above.  Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date.  Subject to the terms of the Account Agreement, Seller shall withdraw any funds on deposit in the Collection Account and apply such funds as follows:

(i)                                   first, to the payment of all costs and fees payable by the Seller pursuant to this Repurchase Agreement;

(ii)                                    second, to the Buyer in payment of any accrued and unpaid Price Differential;

(iii)                                      third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit; and

(iv)                                    fourth, to the Seller.

(d) To the extent that the Buyer receives any funds from a Takeout Investor with respect to the purchase by such Takeout Investor of a Mortgage Loan, the Buyer shall promptly apply such funds in accordance with the same order of priority set forth in Section 5(b) hereof.

(e) Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6.                            REQUIREMENTS OF LAW

(a) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Go vernmental Authority made subsequent to the date hereof:

(i)                                   shall subject the Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction (excluding net income taxes branch profits taxes, franchise taxes or similar taxes imposed on the Buyer as a result of any present or former connection between the Buyer and the United States, other than any such connection arising solely from the Buyer having executed, delivered or performed its obligations or received a payment under, or enforced, this Repurchase Agreement) or change the basis of taxation of payments to the Buyer in respect thereof;

(ii)                                    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)                                      shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer determines in good faith to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by- laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount determined in good faith by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Seller shall be conclusive in the absence of manifest error.

(d) No amount shall be payable by either Seller under this Section 6 with respect to any period in excess of ninety (90) days prior to the date of demand by the Buyer unless the effect of a change in the interpretation or application of the Requirement of Law is retroactive by its terms to a period prior to the date of the change in interpretation or application of the Requirement of Law, in which case any additional amount or amounts shall be payable for the retroactive period but only if the Buyer provides its written demand not later than ninety (90) days after the change in the interpretation or application of the Requirement of Law.

SECTION 7.                            TAXES.

(a) All payments made by the Seller under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein (“Taxes”), excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on the Buyer as a result of any present or former connection between the Buyer and the United States, other than any such connection arising solely from the Buyer having executed, delivered or performed its obligations or received a payment under, or enforced, this Repurchase Agreement (all such nonexcluded Taxes, “Non-Excluded Taxes”).  If the Seller shall be required to deduct or withhold any Taxes from or in respect of any amount payable hereunder, (i) the Seller shall make such deductions or withholdings, (ii) the Seller shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) with respect to any Non-Excluded Taxes, the amount payable shall be increased by an amount (the “additional amount”) necessary so that the Buyer, shall receive a net amount equal to the amount it would have received had no such deductions or withholdings in respect of Non-Excluded Taxes been made.

(b) In addition, the Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”)

(c) The Seller will indemnify the Buyer for the full amount of Non- Excluded Taxes (including additional amounts with respect thereto) and Other Taxes paid by the Buyer, provided that the Buyer shall have provided the Seller with evidence, reasonably satisfactory to the Seller, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Seller to the relevant Governmental Authority, the Seller will deliver to the Buyer the original or a certified copy of the receipt issued by such Governmental Authority evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 7 shall survive the termination of this Repurchase Agreement.  Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

SECTION 8.                            SECURITY INTEREST

Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, the Seller hereby pledges to Buyer as security for the performance by the Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all servicing rights related to the Purchased Mortgage Loans, the Repurchase Documents (to the extent such Repurchase Documents and the Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Mortgage Loan, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance, hazard insurance, FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), any Income relating to any Purchased Mortgage Loan, the Collection Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of the Seller in escrow accounts) and any other contract rights, accounts, payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the forgoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased

Mortgage Loans, all collateral under any other secured debt facility between the Seller or its Affiliates on the one hand and the Buyer and the Buyer’s Affiliates on the other, and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Mortgage Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

The Seller hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets as the Buyer, at its option, may deem appropriate.  The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

SECTION 9.                            PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: Merrill Lynch Bank USA, Account No. 62030, for the account of Credit Globus Account 0200001133 CFCGABF, ABA# 124 084 669, not later than 5:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).  The Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Seller (or as otherwise directed by the Seller):  Deutsche Bank National Trust Company, Account No. 37622, for the account of Buyer, ABA# 01419663.  With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, the Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of the Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Seller shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

SECTION 10.                     HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOAN

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans.  Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans.  Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the Seller.

SECTION 11.                     REPRESENTATIONS

(1) The Seller represents and warrants to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a) Acting as Principal.  The Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) No Broker.  The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(c) Financial Statements.  The Seller has heretofore furnished to the Buyer a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2002 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of BDO Seidman LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of the Seller ended April 30, 2003 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis.  Since December 31, 2002, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change.  The Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Seller which are required to be disclosed in or reserved against in said balance sheet and related statement under GAAP.

(d) Organization, Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of New York.  The Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

(e) Authorization, Compliance, Etc.  The execution and delivery of, and the performance by the Seller of its obligations under, the Repurchase Documents to which it is a party (a) are within the Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which the Seller is a party, or by which it or any of its properties, any of the Repurchase Assets is bound or to which it is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Repurchase Document, result in the creation or imposition of any Lien upon any of the property or assets of the Seller pursuant to, any such indenture, agreement, document or instrument.  The Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which it is a party.

(f) Litigation. On the date hereof, there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iii) requires filing with the SEC in accordance with its regulations.

(g) Purchased Mortgage Loans.

(i)                                   The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the Seller was the sole owner of such Purchased Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii)                                    The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Repurchase Assets.

(h) Chief Executive Office/Jurisdiction of Organization.  On the Effective Date, The Seller’s chief executive office is, and has been, located at 33 Maiden Lane, 6th Floor, New York, New York 10038.  The Seller’s jurisdiction of organization is New York.

(i) Location of Books and Records.  The location where the Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(j) Filing and Payment of Taxes. The Seller has filed on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules that are required to be filed by or in respect of it and has paid all taxes due pursuant to such returns, reports or other information statements or schedules or pursuant to any assessment received by it, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Seller in respect of taxes and other governmental charges are adequate.

(k) Enforceability.  This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Seller in connection herewith are legal, valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l) Ability to Perform.  The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed

(m) Material Adverse Effect.  Since December 31, 2002, there has been no development or event nor, to the Seller’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

(n) No Default.  No Default or Event of Default has occurred and is continuing.

(o) Underwriting Guidelines.  The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Seller.

(p) Adverse Selection.  The Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(q) Tangible Net Worth.  On the initial Purchase Date, the Tangible Net Worth of the Seller is not less than $22,000,000.

(r) Indebtedness.  The Seller does not have any Indebtedness, except as disclosed on Schedule 2 to this Repurchase Agreement.

(s) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of the Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to the Seller that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(t) Margin Regulations.  The use of all funds acquired by the Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(u) Investment Company.  The Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v) Solvency.  As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations.  The Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature.  The Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(w) ERISA.

(i)                                   No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Seller to be incurred by the Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii)                                    No Plan of the Seller which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof.  Neither the Seller nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer

Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii)                                      Each Plan of the Seller, each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv)                                    Neither the Seller nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v)                                  Neither the Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Seller, any of its Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

(x) Agency Approvals. The Seller is an FHA Approved Mortgagee and a VA Approved Lender. The Seller is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, the Seller is in good standing, with no event having occurred prior to the issuance of the consummation of the related Takeout Commitment, including, without limitation, a change in insurance coverage which would either make the Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA.  The Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(y) Mortgage Loan Schedule.  The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, Seller to Buyer is complete, true and correct in all material respects, and Seller acknowledges that Buyer has not verified the accuracy of such information or data.

(z) Taxes.  The Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it or any of its Subsidiaries, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Seller, adequate.

(aa)                            No Reliance.  The Seller has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(bb)                          Plan Assets.  The Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Seller’s hands.

SECTION 12.                     COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and until this Repurchase Agreement is no longer in force with respect to any Transaction, the Seller covenants as follows:

(a) Preservation of Existence; Compliance with Law. The Seller shall:

(i)                                   Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii)                                    Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii)                                      Maintain all licenses, permits or other approvals necessary for the Seller to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business in accordance with applicable law;

(iv)                                    Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v)                                  Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer.

(b) Taxes, Etc.

(i)                                   The Seller shall pay and discharge or cause to be paid and discharged, when due, or adequately reserve for the payment of, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Repurchase

Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof.

(ii)                                    The Seller shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it and pay all taxes due pursuant to such returns, reports and other information statements or schedules or pursuant to any assessment received by it, except for any such taxes as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.

(c) Notice of Proceedings or Adverse Change.  The Seller shall give notice to the Buyer immediately after a Responsible Officer of the Seller has any knowledge of:

(i)                                   the occurrence of any Default or Event of Default or Termination Event;

(ii)                                    any (a) default or event of default under any Indebtedness of the Seller in an aggregate amount in excess of $1,000,000 or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Seller in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to the Seller;

(iii)                                      any litigation or proceeding that is pending or threatened against (a) the Seller in which the amount involved exceeds $1,000,000 and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv)                                    and, as soon as reasonably possible, notice of any of the following events:

(A) a change in the insurance coverage of the Seller, with a copy of evidence of same attached;

(B) any material adverse change in accounting policies or financial reporting practices of the Seller;

(C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets; and

(D) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect; and

(v)                                  Promptly, but no later than five (5) Business Days after the Seller receives any of the same, deliver to the Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to the Seller by any Person pursuant to, or in connection with, any of the Repurchase Assets.

(d) Financial Reporting.  The Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(i)                                   Within one hundred twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of the Seller for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii)                                    Within sixty (60) days after the close of each of the Seller’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such fiscal year, subject, however, to year end adjustments;

(iii)                                      Within thirty (30) days after the end of each calendar month, the unaudited balance sheets of the Seller as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iv)                                    Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (ii) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit VIII hereto and certified by a Responsible Officer of the Seller;

(v)                                  If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by the Seller, within 5 Business Days of their filing with the SEC; provided, that, the Seller or any Affiliate will provide the Buyer with a copy of the annual 10-K filed with the SEC by the Seller or its Affiliates, no later than 90 days after the end of the year; and

(vi)                                    Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Seller as the Buyer may reasonably request.

(e) Visitation and Inspection Rights.  Subject to the provisions of Section 27, the Seller shall permit the Buyer to inspect, and to discuss with the Seller’s officers, agents and auditors, the affairs, finances, and accounts of the Seller, the Repurchase Assets, and the Seller’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of the Seller to discuss with its officers, its affairs, finances, and accounts.

(f) Reimbursement of Expenses.  On the date of execution of this Repurchase Agreement, the Seller shall reimburse the Buyer for all expenses incurred by the Buyer on or prior to such date.  From and after such date, the Seller shall promptly reimburse the Buyer for all expenses as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor.

(g) Further Assurances.  The Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.  The Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, the Seller will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws.  The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Document and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(h) True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of the Seller are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by the Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or if applicable, to SEC filings, the appropriate SEC accounting requirements.

(i)  ERISA Events.

(i)                                   Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $250,000 the Seller shall give the Buyer a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii)                                    Promptly upon receipt thereof, the Seller shall furnish to the Buyer copies of (i) all notices received by the Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $250,000; and (iii) all funding waiver requests filed by the Seller or any

ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $250,000, and all communications received by the Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j)  Financial Condition Covenants.

(i)                                   Maintenance of Tangible Net Worth.  The Seller shall maintain a Tangible Net Worth of not less than $22,000,000. The Seller shall maintain a Tangible Net Worth at the end of any two consecutive calendar quarters of not less than 80% of its Tangible Net Worth at the beginning of the related calendar quarters.

(ii)                                    Maintenance of Ratio of Indebtedness to Tangible Net Worth. The Seller shall maintain the ratio of Indebtedness to Tangible Net Worth no greater than 20:1.

(iii)                                      Maintenance of Liquidity.  The Seller shall ensure that, as of the end of each calendar month, it has Cash Equivalents in an amount not less than $2,000,000.

(k) RESERVED.

(l)  No Adverse Selection.  The Seller shall not select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect the Buyer in any material respect.

(m) Mortgage Loan Schedule.  On the Friday of each calendar week (or if such date is not a Business Day, the next preceding Business Day), or with such greater frequency as requested by Buyer, the Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer, a Mortgage Loan Schedule.  The Seller shall not cause the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Seller with the execution of this Repurchase Agreement.

(n) Insurance.  The Seller shall continue to maintain insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount at least equal to $2,000,000 with respect to errors and omissions insurance and $5,000,000 with respect to blanket insurance policy.  The Seller shall maintain a fidelity bond as required by applicable state regulations in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.  The Seller shall notify the Buyer of any material change in the terms of any such fidelity bond or insurance policy.

(o) Books and Records.  The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(p) Security Interest.  The Seller shall do all things necessary to preserve the Repurchase Assets so that they remains subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, the Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws.  The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Documents and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(q) Illegal Activities.  The Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(r) Material Change in Business.  The Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(s) Limitation on Dividends and Distributions.  The Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Seller, either directly or indirectly, whether in cash or property or in obligations of the Seller or any of the Seller’s consolidated Subsidiaries in any calendar year; in excess of 50% of the net income of the Seller for such calendar year (determined in accordance with GAAP ); provided that no such dividends or other distributions may be made at any time following the occurrence and during the continuation of an Event of Default.

(t) Disposition of Assets; Liens.  The Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall the Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred, except for sales of Purchased Mortgage Loans to Takeout Investors or pursuant to securitizations, provided that the proceeds therefrom are remitted to Buyer in accordance with this Repurchase Agreement.

(u) Transactions with Affiliates.  The Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement and (b) upon fair and reasonable terms no less favorable to the Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(v) ERISA Matters.

(i)                                   The Seller shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $250,000.

(ii)                                    The Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and (b) the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(w) Consolidations, Mergers and Sales of Assets.  The Seller shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Seller may merge or consolidate with another Person if the Seller is the Person surviving such merger and Seller may sell Purchased Mortgage Loans to Takeout Investors or pursuant to securitizations provided that the proceeds therefrom are remitted to Buyer in accordance with this Repurchase Agreement.

(x) Mortgage Loan Reports.  The Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

(y) Agency Approvals; Servicing.  The Seller shall maintain its status with Fannie Mae and Ginnie Mae as an approved lender and Freddie Mac as an approved seller, in each case in good standing (each such approval, an “Agency Approval”).  The Seller shall service all Purchased Mortgage Loans which are subject to an Agency Takeout Commitment in accordance with the applicable Agency guide.  Should the Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA or VA be required, the Seller shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, the Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Repurchase Agreement and each outstanding Transaction.

(z) Guarantees.  The Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in the Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of the Seller do not exceed $2,000,000.

(aa)                            Takeout Payments.  With respect to each Mortgage Loan subject to a Takeout Commitment, the Seller shall arrange that all payments under the related Takeout Commitment shall be paid directly to the Buyer at the account set forth in Section 9 hereof, or to an account approved by the Buyer in writing prior to such payment.  With respect to any Agency Takeout Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or the Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing- Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or the Buyer has approved the related Payee Number in writing in its sole discretion; With respect to any Takeout Commitment with an Agency for which the Agency is swapping the related Mortgage Loans for a mortgage backed security, the applicable Agency documents list Buyer as sole subscriber.

(bb)                          Underwriting Guidelines.  Without the prior written consent of Buyer, the Seller shall not amend in any material respect or otherwise modify the Underwriting Guidelines in any material respect.  Without limiting the foregoing, in the event that the Seller makes any amendment or modification to the Underwriting Guidelines, the Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

(cc)                            HELOC Provisions.  With respect to each HELOC, if a Mortgagor requests an increase in the related Credit Limit, the Seller, shall, in its sole discretion, either accept or reject the Mortgagor’s request in accordance with Seller’s Underwriting Guidelines and notify the Buyer’s decision in writing.  If the request for a Credit Limit increase is accepted by the Seller, the increase will be effected by the Seller through modification of the Mortgage Loan with the Mortgagor.  Seller shall deliver to the Buyer an updated Mortgage Loan Schedule reflecting the modification to the Mortgage Loan and shall deliver any modified Mortgage Loan Documents to the Custodian.

SECTION 13.                     EVENTS OF DEFAULT

Section 13.01 Events of Default.  If any of the following events (each an “Event of Default”) occur, the Seller and Buyer shall have the rights set forth in Section 14, as applicable:

(a) Seller shall default in the payment of the Repurchase Price or Price Differential on its related Repurchase Date or Payment Date, respectively, or any amount necessary to satisfy a Margin Deficit when due pursuant to Section 4;

(b) Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document, or the payment of Expenses or any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise and such failure to make such payment, in all instances set forth herein shall continue unremedied for a period of three Business Days; or

(c) the failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in Sections 12(a)(i), (h), (j), (n), (r), (s), (t), (u), (v), (w), (x), (y), (z), (aa), (bb) or (cc); or

(d) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by the Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased

Mortgage Loans furnished in writing by on behalf of the Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans; unless (i) the Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(e) the Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13.01) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of 1 Business Day; or

(f) a judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Seller or any of its Material Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Seller or any such Material Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(g) any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by the Seller or its Material Subsidiaries under (i) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Seller or any Material Subsidiary, as applicable, to which the Buyer or any Affiliate is a party or (iii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Seller or any Material Subsidiary, as applicable in an aggregate amount in excess of $1,000,000; or

(h) an Event of Insolvency shall have occurred with respect to the Seller; or

(i)  for any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(j)  the Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of the Buyer); or (A) the Repurchase Assets shall not have been sold to the Buyer, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(k) any material adverse change in the Property, business, prospects, financial condition or operations of the Seller or any of its Material Subsidiaries shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of the Seller’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document.

(l)  (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan of Seller, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Seller or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of Seller, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan of Seller shall terminate for purposes of Title IV of ERISA, (v) the Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan of Seller; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(m) any change or development involving a prospective change in taxation or other applicable law or regulation or interpretation thereof in the United States directly affecting the Purchased Mortgage Loans or the consequences of Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; the imposition of exchange controls by the United States, that directly affects the Purchased Mortgage Loans or the consequences of Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; or the imposition of exchange controls by the United States, that directly affects the financial markets of the United States, and makes it, in the sole judgment of Buyer, inadvisable or impracticable to enter into Transactions with the Mortgage Loans.

(n) Seller’s audited annual financial annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import.

Section 13.02 Termination Event.  (a) If the following event (a “Termination Event”) occurs, the Buyer shall have the rights set forth in Section 13.02(b):

(i)                                   the senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization; or

(ii)                                    A Change of Control of the Seller shall have occurred; or

(iii)                                      Doug Naidus shall cease to be in a senior management position of the Seller, and a replacement acceptable to the Buyer in its sole discretion has not been secured within 180 days.

(b) Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer’s agreement to enter into any additional Transactions on the terms of this Agreement.  With respect to the Termination Events set forth in Section 13.02(i) and (ii), the Seller shall repurchase any Purchased Mortgage Loans subject to a Transaction hereunder within 60 days following receipt of a request therefor from Buyer following the occurrence of such Termination Event.

SECTION 14.                     REMEDIES

(a) If an Event of Default occurs with respect to the Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i)                                   At the option of the Buyer, exercised by written notice to the Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of the Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.  The Buyer shall (except upon the occurrence of an Act of Insolvency of the Seller) give notice to the Seller of the exercise of such option as promptly as practicable.

(ii)                                    If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Seller hereunder;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(iii)                                      Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Seller relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request.  The Buyer shall be entitled to specific performance of all agreements of the Seller contained in the Repurchase Documents.

(iv)                                    At any time on the Business Day following notice to the Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Seller has not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder.  The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by the Buyer in connection with the Seller’s default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of the Seller to the Buyer or its Affiliates.

(v)                                  The Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi)                                    The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Seller.  All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives any defenses the Seller might otherwise have to require Buyer to enforce its rights by judicial process.  The Seller also waives any defense (other than a defense of payment or performance) the Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder.  Interest on any sum payable by the Seller to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

(e) Upon the occurrence of an Event of Default, the Buyer may obtain a life of loan, transferable real estate Tax Service Contract with an Approved Tax Service Contract Provider on each Mortgage Loan at the sole cost and expense of the Seller.

(f) Upon the occurrence of a Default or Event of Default, the Seller shall provide to Buyer, within 24 hours of request for same, any information requested by Buyer related to any PMI Policy or pool insurance, as applicable, with respect to each Mortgage Loan covered by a PMI Policy or pool insurance.  Upon the Buyer’s request, after the occurrence of a Default or Event of Default, the Seller shall deliver to Buyer (i) with respect to each Mortgage Loan that is covered by a PMI Policy, a certified copy of such PMI Policy or evidence of delegated underwriter approval and (ii) with respect to each Mortgage Loan which is covered by pool insurance, a pool insurer pool certification.

SECTION 15.                     INDEMNIFICATION AND EXPENSES; RECOURSE

(a) The Seller agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Purchased Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Mortgage Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller.  The Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) The Seller agrees to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith.  The Seller agrees to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder.  Subject to the limitations set forth in Section 27 hereof, the Seller agrees to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Purchased Mortgage Loans submitted by the Seller for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 27 hereof.

(c) The obligations of the Seller from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Seller.

SECTION 16.                     SERVICING

(a) The Seller, on Buyer’s behalf, shall contract with Servicer to, or if the Seller is the Servicer, the Seller shall, service the Mortgage Loans consistent with the degree of skill and care that the Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices.  The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased Mortgage Loans or any payment thereunder.  Buyer may terminate the servicing of any Purchased Mortgage Loan with the then existing servicer in accordance with Section 16(e) hereof.

(b) The Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by the Seller with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) The Seller shall cause the Servicer to deposit all collections received by the Seller on account of the Purchased Mortgage Loans in the Collection Account no later than two Business Days following receipt.

(d) The Seller shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

(e) Upon the occurrence of a Default or Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee.  The Seller shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(f) If the Seller should discover that, for any reason whatsoever, any entity responsible to the Seller by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Seller’s obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Seller shall promptly notify Buyer.

SECTION 17.                     SINGLE AGREEMENT

Buyer and the Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions.  Accordingly, each of Buyer and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 18.                     SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller or any Affiliate thereof.  The Buyer agrees promptly to notify the Seller after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 19.                     NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 20.                     ENTIRE AGREEMENT; SEVERABILITY

This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans.  By acceptance of this Repurchase Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 21.                     NON-ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by the Seller without the prior written consent of Buyer.  Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Buyer may from time to time with the prior written consent of the Seller (which consent will not be unreasonably withheld (provided that such consent shall not be required with respect to an assignment to any Affiliate of the Buyer or if an Event of Default shall have occurred and is continuing)) assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents; provided, however that Buyer shall maintain, for review by the Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents.  Unless otherwise stated in the Assignment and Acceptance, the Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Repurchase Documents. Notwithstanding the terms of Section 8, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 8 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Buyer from its obligations hereunder.

In the event the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 22.                     TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made.  Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive.  The obligations of the Seller under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 23.                     GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 24.                     SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)                                  SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)                                  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)                                   AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR

FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv)                                     AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(v)                                    THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 25.                     NO WAIVERS, ETC.

No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 26.                     RESERVED

SECTION 27.                     DUE DILIGENCE

The Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and the Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that upon reasonable prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Seller and/or the Custodian.  The Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, the Seller acknowledges that Buyer may purchase Mortgage Loans from the Seller based solely upon the information provided by the Seller to Buyer in the Purchased Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan.  Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  The Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Seller.  The Seller further agrees that the Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 27 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed $20,000 per calendar year unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Seller without regard to the dollar limitation set forth herein.

SECTION 28.                     [RESERVED]

SECTION 29.                     [RESERVED]

SECTION 30.                     BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney- in- fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)                                           in the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii)                                        to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii)                                     (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Seller might do.

(b) The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) The Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d) The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers.  The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 31.                     MISCELLANEOUS

(a) Counterparts.  This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions.  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment.  The Seller hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii)                          the Buyer has no fiduciary relationship to the Seller; and

(iii)                       no joint venture exists between the Buyer and the Seller.

SECTION 32.                     CONFIDENTIALITY

The Buyer and the Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Transactions, any fact relevant to understanding the federal tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Spread, Purchase Price Percentage, and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Transactions and is not relevant to understanding the purported or claimed federal income tax treatment of the Transactions, without the prior written consent of the Buyer.  The provisions set forth in this Section 32 shall survive the termination of this Repurchase Agreement.

SECTION 33.                     INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

SECTION 34.                     DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 35.                     CONFLICTS

In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority:  first, the terms of the Confirmation shall prevail, then the terms of this Repurchase Agreement shall prevail, and then the terms of the Repurchase Documents shall prevail.

SECTION 36.                     AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Exhibit X are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Repurchase Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

MERRILL LYNCH COMMERCIAL FINANCE CORP.

By:
Name: Title:

Address for Notices:

4 World Financial Center 10th Floor New York, New York 10080

Attention: James B. Cason Telecopier No.: (212) 449-3673 Telephone No.: (212) 449-1219

SELLER:

MORTGAGEIT, INC.

By:
Name: Title:

Address for Notices:
33 Maiden Lane, 6th Floor New York, NY 10038
Attention: Chief Operating Officer Telecopier No.: 212-651-4689 Telephone No: 212-651-4691